Exhibit 10.1(a)

UNITED STATES OF AMERICA

Before The

OFFICE OF THRIFT SUPERVISION

In the Matter of	)	Order No.:WE-08-002
)
AMERICAN SAVINGS BANK, F.S.B.,	)	Effective Date: January 23, 2008
Honolulu, Hawaii.	)
)
OTS Docket No.: 08384)
)

CONSENT ORDER TO

CEASE AND DESIST FOR AFFIRMATIVE RELIEF

WHEREAS, American Savings Bank, F.S.B., Honolulu, Hawaii, OTS Docket No. 08384 (Institution), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist for Affirmative Relief (Stipulation); and

WHEREAS, the Institution, by executing the Stipulation, has consented to the issuance of this Consent Order to Cease and Desist for Affirmative Relief (Order) by the Office of Thrift Supervision (OTS), pursuant to 12 U.S.C. § 1818(b) and

WHEREAS, the Director of the OTS has delegated to the Regional Directors of the OTS the authority to issue consent orders on behalf of the OTS pursuant to provisions of 12 U.S.C. § 1818.

NOW, THEREFORE, IT IS ORDERED THAT:

I. ORDER TO CEASE AND DESIST

The Institution and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about, participating in, counseling, or aiding and abetting any violation of:

A. The Currency and Foreign Transactions Reporting Act (the Bank Secrecy Act or BSA), 31 U.S.C. §§ 5311 et seq., and the related BSA regulations issued by the United States Department of the Treasury, 31 C.F.R. Part 103, and the OTS, 12 C.F.R. § 563.177;

B. The OTS regulations governing suspicious activity reports (SARs) set forth in 12 C.F.R. § 563.180 (the SAR Regulation);

C. The Truth in Lending Act, 15 U.S.C. § 1601 et seq., 12 C.F.R. Part 226 (Regulation Z) (TILA);

D. The Real Estate Settlement Procedures Act, 12 U.S.C. § 2601 et seq., 24 C.F. R. Part 3500 (Regulation X) (RESPA);

E. The Home Mortgage Disclosure Act, 12 U.S.C. § 2801 et seq., 12 C.F.R. Part 203 (Regulation C) (HMDA); and

F. The Flood Disaster Protection Act, 42 U.S.C. § 4001 et seq., 12 C.F.R. Part 572 (FDPA).

II. BANK SECRECY ACT/ANTI-MONEY LAUNDERING (BSA/AML)

The Institution shall take the following steps to strengthen its BSA/AML Program:

A. Within thirty (30) days of the effective date of this Order, the Institution shall provide OTS with a plan for enhancement of the Institution’s BSA/AML Program for review and comment by the OTS (BSA/AML Program Plan). The Institution shall revise the BSA/AML Program Plan within fifteen (15) days of receiving comments by the OTS. The BSA/AML Program Plan, as modified by the comments of the OTS, shall be subject to this Order and any deviation from this Plan shall be a violation of the Order.

B. Within ninety (90) days of the effective date of this Order, the Institution shall take the following steps to improve its BSA/AML Program:

1. Developing written customer due diligence and enhanced due diligence procedures based on business line, customer and product risk-scoring and incorporating those procedures into the Institution’s customer identification program;

2. Enhancing the Institution’s BSA/AML risk assessment and establishing a process for reviewing and updating the assessment to reflect changes made to the program as a result of the ongoing remediation process;

3. Developing written policies and procedures for tracking and monitoring internal incident reports, investigations and Suspicious Activity Report filings, including applicable document retention requirements;

4. Developing specific and unambiguous accountabilities for the Institution’s BSA officer and for all staff and officers with BSA/AML responsibility; and

5. Developing specific training programs for all staff and officers with BSA/AML responsibility and the internal audit department and other units that may audit or otherwise review the Institution’s BSA/AML program.

III. COMPLIANCE MANAGEMENT

The Institution shall take the following steps to strengthen its Compliance Management Program:

A. Within thirty (30) days of the effective date of this Order, the Institution shall provide OTS with plans for enhancement of the Institution’s Compliance Management and Internal Audit Programs for review and comment by the OTS (Compliance Management and Internal Audit Program Plans). The Institution shall revise the Compliance Management and Internal Audit Program Plans within thirty (30) days of receiving comments by the OTS. The Compliance Management and Internal Audit Program Plans, as modified by the comments of the OTS, shall be subject to this Order and any deviation from either of these Plans shall be a violation of the Order.

B. Within ninety (90) days of the effective date of this Order, unless otherwise noted in the approved Compliance Management Program Plan, the Institution shall take the following steps to strengthen its Compliance Management Program:

1. Providing the Institution’s compliance officer with sufficient dedicated staff and other resources to permit the compliance officer to perform all responsibilities in a timely and effective manner;

2. Providing a system for the collection of internal audit, quality control, and self-assessment review findings for the compliance department’s analysis and prompt coordination of corrective actions;

3. Establishing a committee composed of representatives from all operating areas of the bank and the compliance department to facilitate communication and coordination on compliance related matters among the units;

4. Enhancing policies and procedures to reflect current practices and regulatory requirements and instituting a system to review and update them on a regular basis going forward;

5. Ensuring compliance with residential mortgage lending requirements such as those set forth in TILA, RESPA, and HMDA, by:

(a) Providing appropriate enhancements to the Institution’s policies, procedures and practices to ensure compliance with residential mortgage lending requirements;

(b) Providing training to relevant staff in residential mortgage lending requirements and establishing an ongoing training program that reinforces staffs’ continuing awareness of those requirements;

(c) Reviewing, on an ongoing basis, the accuracy of information provided by the Institution’s data processing systems to the internal monitoring and oversight groups; and

(d) Reviewing loans on an ongoing basis for compliance with regulatory requirements.

6. Establishing policies, procedures, and practices to ensure compliance with the requirements of the FDPA, including ensuring that required notices are provided to borrowers if the flood insurance coverage is determined to be inadequate and ensuring that the Institution takes the necessary steps to force place insurance if the borrower fails to secure adequate coverage.

IV. COMPLIANCE COMMITTEE

A. Within thirty (30) days of the effective date of this Order, the Board shall establish and appoint an oversight committee of the Board (the Compliance Committee) comprised of at least three directors, the majority of whom shall be Outside Directors,1 to coordinate and monitor the Institution’s progress and compliance with this Order.

B. Beginning at the first regular meeting of the Board after the end of the first full quarter after the effective date of this Order and quarterly thereafter, the Compliance Committee shall provide a written progress report to the Board that:

1. Describes the actions taken by the Institution to comply with this Order and the results of such actions;

2. Identifies remaining actions to be completed within the quarter;

3. Identifies with specificity any noncompliance with the Order and remedial actions taken or proposed with respect to any noncompliance;

[1]

As used in this Order, “Outside Director” means a director who is not: (1) a controlling shareholder (as defined in 12 C.F.R. § 215.2(m); (2) a salaried officer or employee of the Savings Association or its subsidiary(ies) or service corporation(s); or (3) a salaried officer or employee of its holding company or subsidiary of the holding company.

4. Within thirty (30) days thereafter, the Board shall submit to the OTS:

(a) A copy of the Compliance Committee’s progress reports for that quarter, with any additional comments made and actions taken by the Board; and

(b) A copy of the Board minutes reflecting discussion of the progress report.

5. Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Institution’s compliance with the provisions of this Order.

V. SUBMISSION TO OTS

All submissions to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes. Submissions, including progress reports and any requests for extension of time, shall be sent to:

Darrel Dochow, Regional Director

Office of Thrift Supervision

2001 Junipero Serra Blvd.

Daly City, CA 94014-3897

Mark Johnson, Assistant Director

Office of Thrift Supervision

101 Stewart Street, Suite 1010

Seattle, WA 98101-2419

VI. DEFINITIONS

All technical words or terms used in this Order for which meanings are not specified or otherwise provided by the provisions of this Order shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Regulations, the Home Owners Loan Act (HOLA), the BSA, the Federal Deposit Insurance Act (FDIA), OTS Memoranda, or other published OTS guidance. Any such technical words or terms used in this Order and undefined in said Code of Federal Regulations, the HOLA, the FDIA. OTS Memoranda. or other published regulatory guidance shall have meanings that are in accordance with the best custom and usage in the savings and loan industry.

VII. SUCCESSOR STATUTES, REGULATIONS, GUIDANCE, AMENDMENTS

Reference in this Order to provisions of statutes, regulations, OTS Memoranda, and other published regulatory guidance shall be deemed to include references to all amendments to such provisions as have been made as of the Effective Date and references to successor provisions as they become applicable.

VIII. NO VIOLATIONS AUTHORIZED; OTS NOT RESTRICTED

Nothing in this Order or the Stipulation shall be construed as:

A. Allowing the Institution to violate any law, rule, regulation, or policy statement to which it is subject; or

B. Restricting or estopping the OTS from taking any action(s) that it believes are appropriate in fulfilling the responsibilities placed upon it by law including, without limitation, any type of supervisory, enforcement or other action that the OTS determines to be appropriate, arising out of matters described in Reports of Examination or based on other information in the possession of the OTS.

IX. TIME CALCULATIONS; SEPARABILITY CLAUSE; STIPULATION INCORPORATED

A. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be calendar based, unless otherwise noted;

B. The Regional Director may extend any of the deadlines set forth in the provisions of this Order upon written request by the Institution that includes reasons in support for any such extension. Any OTS extension shall be made in writing and sent to the Savings Association;

C. In the event any provision in this Order is ruled to be invalid, illegal or unenforceable by the decision of any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his/her discretion determines otherwise; and

D. The Stipulation is made a part hereof and is incorporated herein by this reference.

X. EFFECTIVE DATE; DURATION.

This Order is effective on the Effective Date as shown on the first page. This Order (including the related Stipulation) shall remain in effect until terminated, modified, or suspended, in writing by the OTS, acting by and through its authorized representatives.

OFFICE OF THRIFT SUPERVISION

By:	/s/ Darrel W. Dochow
Darrel W. Dochow
Regional Director
West Region